UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 12, 2010

MARRIOTT INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-13881	52-2055918
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10400 Fernwood Road, Bethesda, Maryland		20817
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (301) 380-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01.	Other Events.

On November 12, 2010, Marriott International, Inc. (together with its subsidiaries, the “Company”) securitized a pool of approximately $229 million in timeshare mortgage loans (the “Mortgage Loans”) to Marriott Vacation Club Owner Trust 2010-1 (the “2010-1 Trust”). Simultaneous with the securitization of the timeshare mortgage loans to the 2010-1 Trust, investors purchased approximately $218 million in Timeshare Loan Backed Notes (the “Notes”) from the 2010-1 Trust in a private placement. Two classes of Notes were issued by the 2010-1 Trust (Class A Notes and Class B Notes). The Class A Notes totaled approximately $195 million with an interest rate of 3.54%. The Class B Notes totaled approximately $23 million with an interest rate of 4.52%.

As consideration for the securitization of the Mortgage Loans, the Company received initial cash proceeds of approximately $218 million and a subordinated residual interest in the 2010-1 Trust, through which it expects to realize the remaining value of the Mortgage Loans over time. Under current accounting rules, the note securitization is accounted for as a secured borrowing and therefore, the Company will not recognize a gain or loss in the fourth quarter of 2010 as a result of this transaction.

The Notes have not been and will not be registered under the Securities Act of 1933, as amended, or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. A copy of the Company’s November 12, 2010 press release announcing the issuance of the Notes is attached as Exhibit 99 to this report.

ITEM 9.01.	Financial Statements and Exhibits.

(d) Exhibits. The following exhibit is filed with this report:

Exhibit 99 - Press release issued on November 12, 2010.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MARRIOTT INTERNATIONAL, INC.

Date: November 12, 2010	By:	/s/ Carl T. Berquist
Carl T. Berquist
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99	Press release dated November 12, 2010.

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